Exhibit 99.1

Investor Contact:	Tripp Sullivan	Media Contact:	Cynthia Johnson
	SCR Partners		(615) 587-7728
	(615) 760-1104		Mediarequest@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Reports Fourth Quarter and Full Year 2015 Results

BRENTWOOD, Tenn. – (February 23, 2016) AAC Holdings, Inc. (NYSE: AAC) announced its results for the fourth quarter and year ended December 31, 2015. All comparisons included in this release are to the comparable prior year period unless otherwise noted.

Fourth Quarter and Full Year 2015 Financial Highlights:

•	Client admissions increased 93% to 2,462 for the quarter and 64% to 7,763 for the year

•	Average daily residential census increased 60% to 670

•	Outpatient visits totaled 4,328 for the quarter and 12,879 for the year compared with zero measured previously

•	Revenues increased 57% to $58.3 million for the quarter and 60% to $212.3 million for the year

•	Adjusted EBITDA increased 43% to $9.4 million for the quarter and 110% to $44.3 million for the year (see non-GAAP reconciliation herein)

•	Earnings per diluted share was $0.02 for the quarter and $0.48 for the year

•	Adjusted earnings per diluted share was $0.17 for the quarter and $0.97 for the year (see non-GAAP reconciliation herein)

•	Net income available to stockholders was $0.5 million for the quarter and $10.5 million for the year

•	Average daily residential revenue for the quarter was $840 compared with $966 for the comparable prior-year period

De Novo and Acquisition Highlights:

•	93 residential beds at Laguna Treatment Hospital expected to open in second quarter 2016

•	22 detoxification beds at existing Recovery First location anticipated to come online in fourth quarter 2016

•	44 detoxification and residential beds at existing Oxford Center location anticipated to come online in first half 2017

•	Opened the 162-bed River Oaks in Tampa, Florida in October

•	Completed an in-network facility acquisition in October 2015 totaling 110 inpatient beds, 30 halfway house beds and two outpatient programs for $6.6 million in cash

•	Agreed to acquire in-network facilities totaling 102 inpatient beds, 124 sober living beds, nine outpatient centers and an in-network lab for an aggregrate of $19.5 million in cash and $14.75 million of restricted shares of the Company’s common stock

Fourth Quarter 2015

Revenues in the fourth quarter of 2015 increased to $58.3 million compared with $37.2 million in the prior-year period and $57.4 million in the third quarter of 2015. Adjusted EBITDA increased to $9.4 million compared with $6.6 million in the prior-year period and down from $11.7 million in the third quarter of 2015. Adjusted net income available to stockholders increased to $3.8 million, or

$0.17 per diluted share, compared with $4.3 million, or $0.20 per diluted share, in the prior-year period and down from $6.0 million, or $0.27 per diluted share, in the third quarter of 2015. Net income available to stockholders was $0.5 million, or $0.02 per diluted share, in the fourth quarter of 2015 compared with $3.1 million, or $0.15 per diluted share, in the prior-year period and $2.5 million, or $0.11 per diluted share, in the third quarter of 2015. Adjusted net income available to stockholders and Adjusted EBITDA are non-GAAP financial measures. Tables reconciling these measures to net income available to stockholders and net income, respectively, are included in this release.

As anticipated, revenue from our ancillary services in the fourth quarter of 2015, which includes point-of-care drug testing, definitive laboratory services, professional groups and other ancillary services, declined to 22% of total client related revenue compared with 26% in the prior-year period and 26% in the third quarter of 2015.

“We ended 2015 on a strong pace for new admissions, residential census, outpatient visits, and acquisitions under contract,” noted Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings. “Our focus on clinical quality and a vision for addressing this national epidemic continue to attract top staff as well as many other treatment providers who want to join the AAC family. We have much needed inpatient, outpatient and sober living capacity coming online through de novo, acquisition and organic growth as well as expanded marketing and lab capabilities. We expect 2016 to be a pivotal year for establishing our national platform.”

Year Ended December 31, 2015

Revenues for 2015 increased to $212.3 million compared with $133.0 for 2014. Adjusted EBITDA increased to $44.3 million compared with $21.1 million for 2014. Adjusted net income available to stockholders increased to $20.9 million, or $0.97 per diluted share, compared with $8.7 million, or $0.52 per diluted share, for 2014. Net income available to stockholders increased to $10.5 million, or $0.48 per diluted share, compared with $6.9 million, or $0.41 per diluted share, for 2014.

De Novo Activity and Pipeline

Renovations at Laguna Treatment Hospital, the Company’s 93-bed Chemical Dependency Rehabilitation Hospital near Laguna Beach, California, are nearing completion. The hospital is currently expected to open in the second quarter of 2016.

In October, the Company began treating clients at River Oaks, the 162-bed, $18.8 million residential facility near Tampa, Florida with current census at 100, or 91% of the 110 staffed beds.

The Company has initiated the development of 22 additional detoxification beds at its Recovery First facility in Fort Lauderdale, Florida, that are currently expected to come online in the fourth quarter of 2016, and has initiated the development of 44 additional residential beds and 48 sober living beds at The Oxford Centre in Mississippi that are currently expected to come online in the first half of 2017.

Acquisition Activity

In October, the Company completed the acquisition of the assets of Sunrise House Foundation, Inc., the operator of a 110-bed substance abuse treatment center, 30 halfway house beds and two outpatient programs all in Western New Jersey, for a purchase price of $6.6 million in cash.

In December, the Company signed a definitive agreement to acquire Townsend, a substance abuse treatment provider in Louisiana that operates six in-network outpatient centers that deliver intensive outpatient treatment, a 32-bed in-network facility that offers detoxification and inpatient treatment and an in-network lab that services its facilities for a purchase price of $12.75 million in cash and $8.5 million in restricted shares of the Company’s common stock. This transation is currently anticipated to close in the first half of 2016.

In December, the Company also signed a definitive agreement to acquire Las Vegas-based Solutions Recovery, its affiliates and real estate assets for $6.75 million cash and $6.25 million of restricted shares of the Company’s common stock. The acquisition, which is expected to close in the first half of 2016, subject to customary closing conditions, will provide 124 sober living beds, 70 licensed in-network detoxification, residential and halfway house beds, and three in-network outpatient centers.

Balance Sheet and Cash Flows from Operations

As of December 31, 2015, AAC Holdings’ balance sheet reflected cash and cash equivalents of $18.8 million and total debt of $145.1 million. Capital expenditures in the fourth quarter of 2015 totaled $8.7 million. Cash flows provided by operations totaled $0.4 million for the fourth quarter of 2015 compared with cash flows provided by operations of $2.2 million in the prior-year period and cash flows used by operations of $0.8 million in the third quarter of 2015. Days sales outstanding (DSO) was 96 for the fourth quarter of 2015 compared with 71 for the prior-year period and 93 for the third quarter of 2015. For the months of December 2015 and January 2016, however, DSO declined to 89 and 85, respectively.

Deerfield Management Capital Commitment

As of December 31, 2015, the Company had drawn down $25.0 million of convertible subordinated debt from affiliates of Deerfield Management Company, L.P. that bears interest at an annual rate of 2.5%, matures on September 30, 2021 and is convertible to common stock at $30.00 per share. AAC has undrawn capacity of up to an additional $25.0 million of subordinated debt and up to $50.0 million of subordinated convertible debt (subject to certain conditions).

2016 Outlook

For the full year 2016, revenues are expected to be in the range of $265 million to $275 million. This estimate is based on average daily residential census for the year of 800, inclusive of access to Laguna Treatment Hospital and additional beds at Recovery First; average daily residential revenue of approximately $800 to $825; and approximately $32 million to $34 million of revenue from standalone outpatient centers and related lab services from those visits, as well as from the Recovery Brands, Townsend and Solutions Recovery acquisitions.

Adjusted EBITDA is expected to be in the range of $52 million to $55 million and adjusted earnings per diluted share is expected to be in the range of $0.95 to $1.03. Assumptions also include an annual effective tax rate of 37% to 39% and diluted weighted-average shares outstanding of approximately 23 million for the year.

This outlook does not include the impact of any future acquisitions, transaction-related costs, litigation settlement, expenses related to legal defenses and de novo start-up expenses.

Earnings Conference Call

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Tuesday, February 23, 2016, at 10:00 a.m. CT. The number to call for this interactive teleconference is (412) 542-4144. A replay of the conference call will be available through March 2, 2016, by dialing (412) 317-0088 and entering the replay access code: 10079603.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.americanaddictioncenters.com. The online replay will be available in the Investor Relations section of the Company’s website one hour after the call.

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We currently operate 18 substance abuse treatment facilities. Located throughout the United States, these facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter @AAC_Tweet.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings, Inc.’s (collectively with its subsidiaries; “Holdings” or the “Company”) possible or assumed future results of operations, including descriptions of Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward-looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point of care and definitive lab testing; (iv) our failure to successfully achieve growth through acquisitions and de novo expansions; (v) uncertainties regarding the timing of the closing of acquisitions; (vi) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of acquisitions; (vii) our failure to achieve anticipated financial results from prior or pending acquisitions; (viii) a disruption in our ability to perform definitive drug testing services; (ix) maintaining compliance with applicable regulatory authorities, licensure and permits to operate our facilities and lab; (x) a disruption in our business related to the recent indictment of certain of our subsidiaries and current and former employees, including a former senior executive; (xi) our inability to agree on conversion and other terms for the balance of convertible debt; (xii) our inability to meet our covenants in the loan documents; (xiii) our inability to obtain senior lender consent to exceed the current $50 million limit in unsecured subordinated debt; (xiv) our inability to integrate newly acquired facilities; (xv) a disruption to our business and reputational and potential economic risks associated with the civil securities claims brought by shareholders; and (xvi) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
Revenues
Client related revenue	$37,166	$53,695	$55,450	$132,968	$205,752
Other revenue	—	3,677	2,832	—	6,509

Total revenue	37,166	57,372	58,282	132,968	212,261
Operating expenses
Salaries, wages and benefits	14,958	23,777	29,522	54,707	91,406
Advertising and marketing	4,694	5,790	5,294	15,683	20,821
Professional fees	1,458	3,383	3,603	8,075	10,316
Client related services	2,794	4,438	4,923	10,794	15,754
Other operating expenses	3,903	5,695	6,664	13,518	22,708
Rentals and leases	630	1,583	1,856	2,106	5,298
Provision for doubtful accounts	2,923	5,366	5,188	11,391	18,113
Litigation settlement	129	859	—	487	2,379
Depreciation and amortization	1,225	1,921	2,900	4,662	7,837
Acquisition-related expenses	845	937	484	845	3,401

Total operating expenses	33,559	53,749	60,434	122,268	198,033

Income (loss) from operations	3,607	3,623	(2,152)	10,700	14,228
Interest expense	322	1,203	1,181	1,872	3,607
Bargain purchase gain	—	—	(1,775)	—	(1,775)
Other expense (income), net	(173)	32	(697)	(93)	(725)

Income (loss) before income tax expense	3,458	2,388	(861)	8,921	13,121
Income tax expense (benefit)	185	644	(223)	2,555	4,780

Net income (loss)	3,273	1,744	(638)	6,366	8,341
Less: net loss attributable to noncontrolling interest	81	708	1,086	1,182	2,833

Net income attributable to AAC Holdings, Inc. stockholders	3,354	2,452	448	7,548	11,174
BHR Series A Preferred Unit dividend	(245)	—	—	(693)	(147)
Redemption of BHR Series A Preferred Units	—	—	—	—	(534)

Net income available to AAC Holdings, Inc. common stockholders	$3,109	$2,452	$448	$6,855	$10,493

Basic earnings per common share	$0.15	$0.11	$0.02	$0.41	$0.49
Diluted earnings per common share	$0.15	$0.11	$0.02	$0.41	$0.48
Weighted-average shares outstanding:
Basic	20,701,288	21,922,374	22,002,587	16,557,655	21,605,037
Diluted	20,762,593	22,031,133	22,047,801	16,619,180	21,661,259

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(Dollars in thousands)

	December 31, 2014	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$48,540	$18,750
Accounts receivable, net of allowances	28,718	60,934
Deferred tax assets	1,214	—
Prepaid expenses and other current assets	1,450	6,840

Total current assets	79,922	86,524

Property and equipment, net	49,196	109,724
Goodwill	12,702	108,722
Intangible assets, net	2,935	9,470
Other assets	1,197	1,609

Total assets	$145,952	$316,049

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities
Accounts payable	$2,001	$7,878
Accrued liabilities	10,411	21,653
Current portion of long-term debt	2,570	3,611
Current portion of long-term debt – related party	1,787	1,195

Total current liabilities	16,769	34,337
Deferred tax liabilities	1,479	1,195
Long-term debt, net of current portion	24,097	140,335
Long-term debt—related party, net of current portion	187	—
Other long-term liabilities	431	3,694

Total liabilities	42,963	179,561

Commitments and contingencies
Mezzanine equity including noncontrolling interest	7,848	—

Stockholders’ equity of AAC Holdings, Inc.	97,474	141,654
Noncontrolling interest	(2,333)	(5,166)

Total stockholders’ equity including noncontrolling interest	95,141	136,488

Total liabilities, mezzanine equity and stockholders’ equity	$145,952	$316,049

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(Dollars in thousands)

	Twelve Months Ended December 31,
	2014	2015
Cash flows from operating activities:
Net income	$6,366	$8,341
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	11,391	18,113
Depreciation and amortization	4,662	7,837
Equity compensation	1,802	5,757
Loss on disposal of property and equipment	—	365
Bargain purchase gain	—	(1,775)
Accretion of BHR Series A Preferred Units	66	—
Amortization of debt issuance costs	32	261
Deferred income taxes	(1,374)	(611)
Changes in operating assets and liabilities:
Accounts receivable	(15,155)	(46,097)
Prepaid expenses and other assets	190	(1,924)
Accounts payable	106	5,061
Accrued liabilities	(320)	11,036
Other long term liabilities	272	(171)

Net cash provided by operating activities	8,038	6,193

Cash flows from investing activities:
Purchase of property and equipment	(15,584)	(51,525)
Issuance of notes and other receivables - related parties	(488)	—
Collection of notes and other receivables - related parties	738	—
Acquisition of subsidiaries, net of cash acquired	(3,483)	(90,187)
Escrow funds held on acquisition	(500)	(1,100)
Purchase of intangible assets	—	(540)
Purchase of other assets, net	(204)	(50)

Net cash used in investing activities	(19,521)	(143,402)

Cash flows from financing activities:
Proceeds from (payments on) revolving line of credit, net	(12,550)	47,000
Proceeds from long-term debt	4,053	98,007
Payments on long-term debt and capital leases	(5,742)	(27,572)
Repayment of long-term debt — related party	(2,601)	(542)
Repayment of subordinated notes payable	—	(945)
Repurchase of common stock	(5,710)	—
Proceeds from sale of common stock — initial public offering	69,518	—
Proceeds from sale of common stock — private placement	6,089	—
Proceeds from sale of BHR Series A Preferred Units	8,203	—
Redemption of BHR Series A Preferred Units	(1,825)	(8,529)
Dividends paid	(509)	—
Distributions to noncontrolling interest	(915)	—

Net cash provided by financing activities	58,011	107,419

Net change in cash and cash equivalents	46,528	(29,790)
Cash and cash equivalents, beginning of period	2,012	48,540

Cash and cash equivalents, end of period	$48,540	$18,750

AAC Holdings, Inc.

Operating Metrics

Unaudited

	Three Months Ended
	December 31, 2014	September 30, 2015	December 31, 2015
Operating Metrics:
Average daily residential census[1]	418	560	670
Outpatient visits[2]	—	4,329	4,328
Average daily residential revenue[3]	$966	$973	$840
Average net daily residential revenue[4]	$890	$872	$759
New admissions[5]	1,276	1,980	2,462
Bed count at end of period[6]	493	663	897
Effective bed count at end of period[7]	493	663	785
Days sales outstanding (DSO)[8]	71	93	96

[1]	Includes client census at all of our owned and leased residential facilities, including FitRx (which was closed as of December 31, 2015).
[2]	Represents the total number of outpatient visits at our stand-alone outpatient centers during period.
[3]	Average daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities, including FitRx, during the period divided by the product of the number of days in the period multiplied by average daily residential census.
[4]	Average net daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities, including FitRx, less provision for doubtful accounts during the period, divided by the product of the number of days in the period multiplied by average daily residential census.
[5]	Includes total client admissions at our owned and leased residential facilities, including FitRx, for the period presented.
[6]	Bed count at end of period includes all beds at owned and leased inpatient facilities. In the first quarter of 2015, we added 31 beds at our Forterus location and 56 beds with the completion of the acquisition of Recovery First. In the second quarter of 2015, we added 7 beds at our Recovery First location. In the third quarter of 2015, we added 76 beds with the completion of the acquisition of The Oxford Centre. In the fourth quarter of 2015, we added 110 beds with the completion of the acquisition of Sunrise House, and 162 beds with the completion of our River Oaks location.
[7]	Effective bed count at end of period represents beds for which our facilites are staffed based on planned census.
[8]	Revenues per day is calculated by dividing the revenues for the period by the number of days in the period. Days sales outstanding is then calculated as accounts receivable, net of allowance for doubtful accounts, at the end of the period divided by revenues per day.

AAC Holdings, Inc.

Supplemental Reconciliation of Non-GAAP Disclosures

Unaudited

(Dollars in thousands, except per share amounts)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015
Net Income	$3,273	$1,744	$(638)	$6,366	$8,341
Non-GAAP Adjustments:
Interest expense	322	1,203	1,181	1,872	3,607
Depreciation and amortization	1,225	1,921	2,900	4,662	7,837
Income tax expense	185	644	(223)	2,555	4,780
Stock-based compensation and related tax reimbursements	342	1,270	1,613	3,030	5,757
Litigation settlement and California matter related expense	129	2,248	1,678	487	5,446
Reorganization expense	238	—	—	1,176	—
Acquisition-related expense	845	1,061	760	845	3,801
De novo start-up expense and other	—	592	2,777	99	3,369
Facility closure operating losses and expense	—	988	1,116	—	3,114
Bargain purchase gain	—	—	(1,775)	—	(1,775)

Adjusted EBITDA[1]	$6,559	$11,671	$9,389	$21,092	$44,277

Reconciliation of Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders to Net Income Available to AAC Holdings, Inc. Common Stockholders

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015

Net income available to AAC Holdings, Inc. common stockholders	$3,109	$2,452	$448	$6,855	$10,493
Non-GAAP Adjustments:
Litigation settlement and California matter related expense	129	2,248	1,678	487	5,446
Reorganization expense	238	—	—	1,176	—
Acquisition-related expense	845	1,061	760	845	3,801
De novo start-up and other expenses	—	592	2,777	99	3,369
Facility closure operating losses and expense	—	988	1,116	—	3,114
Bargain purchase gain	—	—	(1,775)	—	(1,775)
Redemption of BHR Series A Preferred Units	—	—	—	—	534
Income tax effect of non-GAAP adjustments	(65)	(1,308)	(1,180)	(747)	(4,064)

Adjusted net income available to AAC Holdings, Inc. common stockholders[1]	$4,256	$6,033	$3,824	$8,715	$20,918

Weighted-average shares outstanding - diluted	20,762,593	22,031,133	22,047,801	16,619,180	21,661,259

Adjusted diluted earnings per share[1]	$0.20	$0.27	$0.17	$0.52	$0.97

Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders, and adjusted diluted earnings per share (herein collectively referred to as “Non-GAAP Disclosures”) are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

Management defines Adjusted EBITDA as net income adjusted for interest expense, depreciation and amortization expense, income tax expense, stock-based compensation and related tax reimbursements, litigation settlement and California matter related expense, reorganization expense (which includes certain reorganization transactions completed in April 2014 (the “Reorganization Transactions”) and expenses associated with the amendment and restatement of our prior credit facility in April 2014), acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up expenses, facility closure operating losses and expense associated with The Academy and FitRx, and bargain purchase gain associated with our acquisition of Sunrise House in the fourth quarter of 2015.

Management defines Adjusted Net Income Available to AAC Holdings, Inc. common stockholders as net income available to AAC Holdings, Inc. common stockholders adjusted for litigation settlement and California matter related expense, reorganization expense (which includes certain reorganization transactions completed in April 2014 (the “Reorganization Transactions”) and expenses associated with the amendment and restatement of our prior credit facility in April 2014), acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up expenses, facility closure operating losses and expense associated with The Academy and FitRx, bargain purchase gain associated with our acquisition of Sunrise House in the fourth quarter of 2015, redemption of BHR Series A Preferred Units, and the income tax effect of the non-GAAP adjustments at the then applicable effective tax rate.

[1]	On December 31, 2015, we ceased operations at The Academy and FitRx due to their continued unprofitability and our realignment to focus solely on adult addition treatment. As noted above, Adjusted EBITDA and Adjusted net income available to AAC Holdings, Inc. common stockholders for 2015 includes the operating loses incurred during 2015 for these two facilities plus costs incurred with closing the facilities (including severance costs). Adjusted EBITDA for the first, second and third quarters of 2015 have been recast to reflect the facility operating losses for The Academy and FitRx in the quarter in which they were incurred as non-GAAP adjustments.

AAC Holdings, Inc.

Supplemental Reconciliation of Non-GAAP Disclosures (continued)

Unaudited

(Dollars in thousands, except per share amounts)

The following table presents Adjusted EBITDA, Adjusted Net Income Available to AAC Holdings, Inc. common stockholders, and Adjusted diluted earning per share as previously stated and as recast.

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015
Reconciliation of Adjusted EBITDA to Net Income
Net Income	$2,119	$5,116	$1,744
Non-GAAP Adjustments:
Interest expense	741	482	1,203
Depreciation and amortization	1,340	1,676	1,921
Income tax expense	1,345	3,014	644
Stock-based compensation and related tax reimbursements	1,633	1,241	1,270
Litigation settlement and California matter related expense	20	1,500	2,248
Acquisition-related expense	998	982	1,061
De novo start-up expense and other	—	—	592

Adjusted EBITDA, as previously stated	$8,196	$14,011	$10,683
Adjustment for facility closure operating losses and expense	584	426	988

Adjusted EBITDA, recast	$8,780	$14,437	$11,671

Reconciliation of Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders to Net Income Available to AAC Holdings, Inc. Common Stockholders
Net income available to AAC Holdings, Inc. common stockholders	$2,038	$5,555	$2,452
Non-GAAP Adjustments:
Litigation settlement and California matter related expense	20	1,500	2,248
Acquisition-related expense	998	982	1,061
De novo start-up and other expenses	—	—	592
Redemption of BHR Series A Preferred Units	534	—	—
Income tax effect of non-GAAP adjustments	(395)	(920)	(1,052)

Adjusted net income available to AAC Holdings, Inc. common stockholders, as previously stated	$3,195	$7,117	$5,301
Adjustment for facility closure operating losses and expense, net of income tax effect	433	316	732

Adjusted net income available to AAC Holdings, Inc. common stockholders, recast	$3,628	$7,433	$6,033

Weighted-average shares outstanding - diluted	21,312,788	21,487,816	22,031,133

Adjusted diluted earnings per share, as previously stated	$0.15	$0.33	$0.24
Adjustment for facility closure operating losses and expense, net of income tax expense	0.02	0.02	0.03

Adjusted diluted earnings per share, recast	$0.17	$0.35	$0.27

The Non-GAAP Disclosures are considered supplemental measures of the Company’s performance and are not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. The Non-GAAP Disclosures are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. Management has included information concerning Non-GAAP Disclosures because they believe that such information is used by certain investors as a measure of a company’s historical performance. Management believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA and Adjusted EBITDA when reporting their results. Because Non-GAAP Disclosures are not determined in accordance with GAAP, they are subject to varying calculations and may not be comparable to similarly titled measures of other companies. Management’s presentation of Non-GAAP Disclosures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.